Exhibit 99.1

For more information contact
Brendan Burke
Vice President and Treasurer
(817) 224-7742
Brendan.Burke@dyn-intl.com

DynCorp International Inc.'s Parent Reports Results for Second Quarter 2016

•	Revenue $451.0 million

•	Adjusted EBITDA of $22.0 million

•	Net loss attributable to Delta Tucker Holdings, Inc. of $25.1 million

•	Total backlog of $2.7 billion

•	DSO of 62 days

MCLEAN, Va. - (August 5, 2016) - Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI,” and together with Holdings, the “Company”), a global services provider, today reported second quarter 2016 financial results.

Second quarter revenue was $451.0 million, compared to $490.2 million in the second quarter 2015, with the decrease primarily driven by the continued drawdown of U.S. forces in Afghanistan which impacted the demand for services under our Logistics Civil Augmentation Program (“LOGCAP IV”) and lower content on the U.S. Department of State Bureau for International Narcotics and Law Enforcement Affairs Office of Aviation (“INL Air Wing”) program, partially offset by new contracts wins in our DynLogistics segment. Net loss attributable to Holdings for the second quarter 2016 was $25.1 million, compared with a net loss attributable to Holdings of $90.1 million in the second quarter 2015. The loss in the second quarter 2016 was primarily due to costs associated with Global Advisory Group, the previously announced refinancing transactions and a charge on a U.S. Air Force contract that is in a forward loss position. This was partially offset by a favorable legal settlement. The loss recorded in the second quarter of 2015 was primarily due to a goodwill impairment charge. The Company reported Adjusted EBITDA of $22.0 million for the second quarter, compared with $26.2 million for the same period in 2015.

“We successfully closed our extremely important refinancing transactions in the second quarter that extend the majority of our debt to 2020,” said Lou Von Thaer, chief executive officer. “With the refinancing transactions behind us and our track record of sustained superior performance, we are focused on our growth strategy and building this great company.”

Bill Kansky, chief financial officer, added "We now expect full year 2016 revenue to come in at $1.825 billion and full year Adjusted EBITDA to be $92.0 million, at the midpoint of the ranges in our current projections. Top line softness is primarily driven by timing of awards including the GIS G4 award which remains under protest. We are raising our full year Adjusted EBITDA guidance on the strength of DynLogistics, which continues to outperform.”

Second Quarter Highlights

•
In May 2016, DynAviation announced the award of a contract in support of the Advanced Military Maintenance and Repair Overhaul Center ("AMMROC") and the United Arab Emirates ("UAE") military to provide support to the military aircraft and facilities of the UAE. The contract has a one-year base period with two, one-year options with a total potential value of $102 million.

•
On May 26, 2016, we were notified that the Company’s claim before the Armed Services Board of Contract Appeals seeking contractual reinterpretation and restructure on a specific U.S. Air Force contract was denied. Based on the outcome, the customer is now requiring the Company to process additional engines.

We have reached an agreement with the U.S. Air Force related to performance requirements on this contract and, as previously disclosed, recorded a charge associated with this matter in the second quarter of 2016.

•
On June 3, 2016 the Department of State Office of Acquisition Management released a Justification and Approval for other than full and open competition which detailed its intent to extend the INL Air Wing contract for a period of 12 months.

•
In June 2016, DynLogistics announced the award of three task orders on the Air Force Augmentation Program ("AFCAP IV") from the U.S. Air Force. The amounts of awards taken together total $79.9 million as further described in Notable Events section of our second quarter Form 10-Q.

•	On June 15, 2016, the Company completed its previously announced exchange offer and other refinancing transactions.

Reportable Segment Results
DynAviation
Revenue for DynAviation was $298.6 million, compared with $324.5 million for the same period in 2015. The decrease was primarily a result of lower content on the INL Air Wing and Multi Sensor Aerial Intelligence
Surveillance and Reconnaissance Operations and Sustainment (“MAISR”) programs. This decline was partially offset by new business from the Saudi Arabian National Guard ("SANG") contract and increased content on the Theater Aviation Sustainment Manager - OCONUS (“TASM-O”) contract.

Adjusted EBITDA was $5.9 million, compared to $14.1 million for the second quarter of 2015, the decrease was primarily attributed to a charge taken on a U.S. Air Force contract partially offset by a favorable legal settlement.

DynLogistics
Revenue for DynLogistics was $152.7 million, compared with $166.2 million for the second quarter 2015. The decrease was primarily a result of reductions in manning, materials and other direct costs under the Afghan Area of Responsibility ("AOR") task order and completion of the Kuwait task orders under the LOGCAP IV program and the completion of certain other contracts. This decline was partially offset by the new Afghanistan Life Support Services ("ALiSS") contract and the new contract from the U.S. Army Contracting Command to provide technical support services to the Iraqi Army in Taji and growth on the Afghanistan National Army (“ANA”) program.

Adjusted EBITDA was $17.6 million, compared to $12.8 million for the second quarter of 2015, the increase was attributed to definitization of cost and fee on certain legacy programs and productivity gains on certain firm fixed-price contracts partially offset by the decline in revenue in 2016.

Liquidity
Cash provided by operating activities during the six months ended June 24, 2016, was $27.6 million compared with a cash outflow of $13.0 million for the same period in 2015.

The unrestricted cash balance at quarter-end was $96.3 million with no borrowings outstanding under the Company’s revolving credit facility.

DSO at the end of the second quarter 2016 was 62, an 11 day decrease from year-end primarily attributable to our focus on managing customer payment cycles.

Conference Call
The Company will host a conference call at 10:00 a.m. Eastern Time on August 5, 2016, to discuss results for the second quarter 2016. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 47538794. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 1:00 p.m. Eastern Time on August 5, 2016, through 11:59 p.m. Eastern Time on September 5, 2016. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International
DynCorp International, a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on approximately seven decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP
In addition to the Company's financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net loss attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our Senior Secured Second Lien Notes and/or our New Senior Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements
This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 and the Securities Exchange Act of 1934. Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2016 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: our substantial level of indebtedness, our ability to refinance or amend the terms of that indebtedness, and changes in availability of capital and cost of capital; the ability to refinance with subordinated indebtedness, or pay with proceeds of new equity or capital contributions the 10.375% Senior Notes due 2017 (the "Senior Unsecured Notes") by May 8, 2017; the future impact of mergers, acquisitions, divestitures, joint ventures or teaming agreements; the outcome of any material litigation, government investigation, audit or other regulatory matters; restatement of our financial statements causing credit ratings to be downgraded or covenant violations under our debt agreements; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress, including any further changes to the sequestration that the United States (U.S.) Department of Defense (DoD) is currently operating under; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, INL Air Wing, Contract Field Teams and LOGCAP IV contracts; the outcome of recompetes on existing programs, including but not limited to any upcoming recompetes on the INL Air Wing or War Reserve Materiel programs; changes in the demand for services provided by our joint venture partners; changes due to the pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities, including cyber security threats; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity contracts and indefinite quantity contracts ; the timing or magnitude of any award, performance or incentive fee granted under our government contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; decline in the estimated fair value of a reporting unit resulting in a goodwill impairment and a related non-cash impairment charged against earnings; changes in underlying assumptions, circumstances or estimates that may have a material adverse effect upon the profitability of one or more contracts and our performance; changes in our tax provisions or exposure to additional income tax liabilities that could affect our profitability and cash flows; uncertainty created by management turnover; termination or modification of key subcontractor performance or delivery; the ability to receive timely payments from prime contractors where we act as a subcontractor; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016, and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, filed with the SEC on August 5, 2016, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements.

###
(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 24, 2016	June 26, 2015	June 24, 2016	June 26, 2015
Revenue	$450,967	$490,170	$870,957	$957,192
Cost of services	(410,361)	(439,193)	(782,859)	(863,351)
Selling, general and administrative expenses	(36,959)	(41,461)	(71,048)	(72,683)
Depreciation and amortization expense	(8,911)	(9,288)	(17,203)	(16,548)
Earnings from equity method investees	335	56	702	125
Impairment of goodwill, intangibles and long lived assets	—	(86,795)	—	(86,795)
Operating (loss) income	(4,929)	(86,511)	549	(82,060)
Interest expense	(17,460)	(17,172)	(33,427)	(33,228)
Loss on early extinguishment of debt	(328)	—	(328)	—
Interest income	22	25	82	42
Other income, net	4,611	608	4,963	1,602
Loss before income taxes	(18,084)	(103,050)	(28,161)	(113,644)
(Provision) benefit for income taxes	(6,729)	13,293	(11,224)	9,485
Net loss	(24,813)	(89,757)	(39,385)	(104,159)
Noncontrolling interests	(308)	(298)	(496)	(729)
Net loss attributable to DTH, Inc.	$(25,121)	$(90,055)	$(39,881)	$(104,888)

Provision (benefit) for income taxes	6,729	(13,293)	11,224	(9,485)
Interest expense, net of interest income	17,438	17,147	33,345	33,186
Depreciation and amortization (1)	9,161	10,350	17,677	18,148
EBITDA (2)	$8,207	$(75,851)	$22,365	$(63,039)

Non-recurring or unusual gains or losses or income or expenses (3)	7,871	99,042	8,411	101,251
Employee share based compensation, severance, relocation and retention expense (4)	267	1,985	661	3,662
Cerberus fees (5)	723	1,284	1,632	2,043
Global Advisory Group expenses (6)	4,907	—	9,758	—
Other (7)	75	(261)	(284)	(486)
Adjusted EBITDA	$22,050	$26,199	$42,543	$43,431

(1)	Includes certain depreciation and amortization amounts which are classified as Cost of services in the condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of goodwill within the Aviation reporting unit in the second quarter of 2015, as well as certain unusual income and expense items, as defined in the Indenture and New Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)
Reflects Global Advisory Group cost incurred during the three and six months ended June 24, 2016, respectively, which we are able to add back to Adjusted EBITDA under the Indenture and New Senior Credit Facility in an aggregate amount up to a total of $30 million.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED Adjusted EBITDA by Segment
(Amounts in thousands)

	For the three months ended June 24, 2016				For the three months ended June 26, 2015
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	$(20,619)	$(252)	$15,942	$(4,929)	$(12,840)	$(76,969)	$3,298	$(86,511)
Depreciation and amortization expense (1)	8,580	521	60	9,161	9,129	1,168	53	10,350
Loss on early extinguishment of debt	(328)	—	—	(328)	—	—	—	—
Noncontrolling interests	(308)	—	—	(308)	(298)	—	—	(298)
Other income (loss), net	(164)	4,775	—	4,611	891	(185)	(98)	608
EBITDA(2)	$(12,839)	$5,044	$16,002	$8,207	$(3,118)	$(75,986)	$3,253	$(75,851)

Non-recurring or unusual gains or losses or income or expenses (3)	6,316	211	1,344	7,871	2,289	87,463	9,290	99,042
Employee share based compensation, severance, relocation and retention expense (4)	97	68	102	267	288	1,827	(130)	1,985
Cerberus fees (5)	95	432	196	723	98	803	383	1,284
Global Advisory Group expenses (6)	4,907	—	—	4,907	—	—	—	—
Other (7)	(75)	150	—	75	(312)	36	15	(261)
Adjusted EBITDA	$(1,499)	$5,905	$17,644	$22,050	$(755)	$14,143	$12,811	$26,199

(1)	Includes certain depreciation and amortization amounts which are classified as Cost of services in the condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of goodwill within the Aviation reporting unit in the second quarter of 2015, certain unusual income and expense items, as defined in the Indenture and New Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)
Reflects Global Advisory Group cost incurred during the three months ended June 24, 2016 which we are able to add back to Adjusted EBITDA under the Indenture and New Senior Credit Facility in an aggregate amount up to a total of $30 million.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED Adjusted EBITDA by Segment
(Amounts in thousands)

	For the six months ended June 24, 2016				For the six months ended June 26, 2015
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	$(35,795)	$10,466	$25,878	$549	$(20,695)	$(72,371)	$11,006	$(82,060)
Depreciation and amortization expense (1)	16,870	685	122	17,677	16,236	1,800	112	18,148
Loss on early extinguishment of debt	(328)	—	—	(328)	—	—	—	—
Noncontrolling interests	(496)	—	—	(496)	(729)	—	—	(729)
Other income (loss), net	158	4,792	13	4,963	1,239	312	51	1,602
EBITDA(2)	$(19,591)	$15,943	$26,013	$22,365	$(3,949)	$(70,259)	$11,169	$(63,039)

Non-recurring or unusual gains or losses or income or expenses (3)	6,371	542	1,498	8,411	2,310	89,427	9,514	101,251
Employee share based compensation, severance, relocation and retention expense (4)	232	311	118	661	453	3,022	187	3,662
Cerberus fees (5)	246	952	434	1,632	167	1,255	621	2,043
Global Advisory Group expenses (6)	9,758	—	—	9,758	—	—	—	—
Other (7)	(399)	115	—	(284)	(548)	15	47	(486)
Adjusted EBITDA	$(3,383)	$17,863	$28,063	$42,543	$(1,567)	$23,460	$21,538	$43,431

(1)	Includes certain depreciation and amortization amounts which are classified as Cost of services in the condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of goodwill within the Aviation reporting unit in the second quarter of 2015, certain unusual income and expense items, as defined in the Indenture and New Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)
Reflects Global Advisory Group cost incurred during the six months ended June 24, 2016 which we are able to add back to Adjusted EBITDA under the Indenture and New Senior Credit Facility in an aggregate amount up to a total of $30 million.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	As of
	June 24, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$96,264	$108,782
Restricted cash	20,963	721
Accounts receivable, net of allowances of $17,535 and $16,283, respectively	329,785	386,097
Other current assets	55,325	55,683
Assets held for sale	—	7,913
Total current assets	502,337	559,196
Non-current assets	202,441	225,493
Total assets	$704,778	$784,689
LIABILITIES AND DEFICIT
Current portion of long-term debt	$60,001	$184,866
Other current liabilities	297,163	342,257
Total current liabilities	357,164	527,123
Long-term debt	566,137	452,165
Long-term deferred taxes	16,964	—
Other long-term liabilities	12,488	13,571
Total deficit attributable to Delta Tucker Holdings, Inc.	(253,470)	(213,962)
Noncontrolling interests	5,495	5,792
Total deficit	(247,975)	(208,170)
Total liabilities and deficit	$704,778	$784,689

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the six months ended
	June 24, 2016	June 26, 2015
Cash Flow Information:
Net cash provided by (used in) operating activities	$27,623	$(12,955)
Net cash (used in) provided by investing activities	(25,694)	213
Net cash used in financing activities	(14,447)	(2,569)

Net cash provided by (used in) operating activities	27,623	(12,955)
Less: Purchase of property and equipment	(1,882)	(2,123)
Proceeds from sale of property, plant and equipment	799	—
Less: Purchase of software	(1,417)	(847)
Free cash flow	$25,123	$(15,925)